NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Friday, January 6, 2006 4:15 p.m. EST

FLOTEK INDUSTRIES, INC. ANNOUNCES ACCELERATION OF STOCK OPTION VESTING

HOUSTON, January 6, 2006, FTK - On December 22, 2005, the Compensation Committee, on behalf of the Board of Directors of Flotek Industries, Inc. (the "Company") approved the acceleration of the vesting of all previously unvested stock options granted under Flotek Industries, Inc.’s 2003 & 2005 Long Term Incentive Plans (the "Plans"). The vesting acceleration represents options exercisable for a total of 313,140 shares of the Company's common stock, including a total of 175,875 shares of common stock underlying options held by the Company's executive officers. The options have exercise prices ranging from $4.25 to $9.40 per share. The closing price of the Company’s common stock on December 22, 2005 was $18.80. The acceleration of the vesting schedule of the Company's options was effected pursuant to Section 4(c)(x) of the Plans, which authorizes the Board of Directors, in its sole discretion, to substitute an accelerated vesting schedule for options granted under the Plans. In most instances, stock options granted under the Plans vested over a four-year period.

The Board of Directors imposed selling restrictions on shares received through the exercise of accelerated options. These restrictions prohibit the sale of shares purchased under accelerated options until the date on which the options would otherwise have vested under the original option grants or six months after the date on which the options would otherwise have vested under the original option grants if the employee is no longer employed by the Company .

The Board of Directors made the decision to approve the acceleration of the vesting schedule primarily to reduce the non-cash compensation expense that would have been recorded in future periods, following the effectiveness of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 (Revised 2004) ("FAS 123(R)"). FAS 123(R) will require the Company to treat its unvested stock options as an expense. Pursuant to Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X, the Company is required to adopt FAS 123(R) beginning in the first fiscal quarter of 2006. As a result of the acceleration of the vesting of these stock options, the Company estimates that it will eliminate approximately $0.8 million of future non-cash compensation expense (before tax) over the period during which the stock options would have vested.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911